EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

Brian D. Koppy Investor Relations (860) 973-2126
Stephen J. McKelvey Corporate Communications (860) 973-2132

BARNES GROUP ANNOUNCES RECORD
FIRST QUARTER FINANCIAL RESULTS

      - Net sales rise 11 percent to a record $273.7 million
      - Net income rises 33 percent to a record $12.8 million; diluted EPS of $0.54
      - Full-year 2005 estimated net income per diluted share raised to $1.80 - $1.90

Bristol, Connecticut, April 21, 2005---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended March 31, 2005. Net sales for the first quarter 2005 were $273.7 million, up 11 percent from $247.2 million in the first quarter of 2004. Operating income grew 34 percent to $21.1 million for the first quarter from $15.7 million in the first quarter of the prior year. Net income increased 33 percent to $12.8 million or $0.54 per diluted share in the first quarter of 2005, compared to $9.6 million, or $0.40 per diluted share in the year-ago period.

"Barnes Group had a balanced, strong first quarter with each of the business segments generating record sales, including organic growth in each segment. On this sales growth, Barnes Group generated solid improvement in both operating profit and net income," said Edmund M. Carpenter, President and Chief Executive Officer, Barnes Group Inc. "The earnings generated in the first quarter reflect an overall strong performance in all three business segments. The actions taken late in the fourth quarter by the Company to offset increased costs enhanced the favorable operating results, and we continue to focus on improving profitable growth going forward," continued Carpenter.

Sales at Barnes Distribution were a record $113.6 million for the quarter ended March 31, 2005, up $7.1 million or 7 percent, from $106.5 million in the quarter ended March 31, 2004. Sales from two of Barnes Distribution's strategic growth initiatives, Corporate Accounts and Tier II, were up 13 percent and 48 percent respectively, for the first quarter of 2005 as compared to the first quarter of 2004.

Barnes Distribution generated operating profit of $5.9 million, up 47 percent in the first quarter of 2005, compared with $4.0 million in the year-ago quarter. The improvement in operating profit was primarily driven by higher sales volume, higher pricing, and the beneficial effects of the Kar acquisition integration, along with higher customer service levels, partially offset by increased product costs.

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"Barnes Distribution's results reflect the positive effects of the integration and the continuous progress we are making in improving customer service and key performance levels," said A. Keith Drewett, President, Barnes Distribution.

Sales at Associated Spring were a record $109.5 million for the first quarter of 2005, up 17 percent, from $93.5 million in the first quarter of 2004. The increase in sales was across most of Associated Spring's key customer market segments and included continued organic growth. DE-STA-CO Manufacturing, which was acquired on September 17, 2004, contributed approximately $8.4 million in sales to Associated Spring's light vehicle and industrial products businesses this period. Sales of nitrogen gas springs increased 17 percent and industrial sales increased 29 percent. Sales into the heavy truck market increased 16 percent. Transplant light vehicle sales continued to outpace direct sales to U.S. automakers, as overall light vehicle sales increased 12 percent.

Operating profit grew 24 percent to $9.4 million in the quarter ended March 31, 2005, compared with $7.6 million in the comparable quarter last year. The increase in operating profit was primarily driven by additional sales volume partially offset by higher raw material costs and start-up costs in the new Monterrey, Mexico manufacturing facility, which began production in March.

"In the first quarter, Associated Spring continued to see profitable growth in strategic areas, such as nitrogen gas and industrial products, though our legacy domestic automotive business underperformed," said Gregory F. Milzcik, President, Associated Spring. "Operationally, productivity improvements are being implemented throughout the organization to improve financial results and establish a solid foundation for our continued competitiveness and growth."

Sales at Barnes Aerospace were a record $53.7 million for the quarter ended March 31, 2005, up 8 percent from $49.5 million in the quarter ended March 31, 2004, driven by strong growth in aftermarket sales. Aftermarket sales of $13.2 million grew 45 percent from a year ago, primarily due to the additional volume in aftermarket Revenue Sharing Programs (RSPs) and maintenance and repair activity in Asia. OEM sales for the quarter ended March 31, 2005 were up modestly from a year ago to $40.5 million.

Barnes Aerospace generated record orders of $88.9 million during the first quarter of 2005, up 61 percent, from orders of $55.2 million in the same period a year ago. Commercial orders were up 87% to $55.1 million, while military orders were up 19% to $18.0 million. Included in first quarter orders were approximately $16 million due to early customer orders related to increased raw material lead times. Order backlog reached a record $229.1 million at March 31, 2005, up 50 percent from $153.1 million on March 31, 2004.

Operating profit grew 29 percent to $5.8 million in the first quarter 2005, from $4.5 million in the first quarter 2004. The increase in operating profit was driven by the higher sales volume and the higher percentage of sales in the more profitable aftermarket business.

"Barnes Aerospace continued its strong results in sales, orders, backlog and operating profits, following record results in the fourth quarter 2004," said Patrick Dempsey, President, Barnes Aerospace. "Our focused efforts in leveraging our products and technologies within the aftermarket business continue to provide the anticipated positive financial results."

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William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "This was a straightforward quarter from a reported earnings perspective and the financial fundamentals of each of our businesses remain sound - operationally all three businesses contributed to our record results. Our balance sheet remains strong and clearly supports our ongoing growth investments."

"Our continued success in the marketplace, combined with focus on specific initiatives have positioned the three businesses for enhanced sales and operating profit growth in 2005. Considering the strong first quarter and current market conditions, we are increasing our full-year estimate of diluted earnings per share to $1.80 to $1.90 from our previous estimate of $1.70 to $1.80," stated Carpenter.

The Company changed the method of determining the cost of inventory for certain U.S. locations from LIFO (Last-In, First-Out) to FIFO (First-In, First-Out), effective January 1, 2005. As a result, all inventories are now valued on a FIFO basis. Prior year results have been restated for comparability purposes. There was no effect on first quarter 2004 earnings per share.

Barnes Group will conduct a conference call with investors to discuss first quarter results at 3:30 p.m. EDT today. A web cast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations link at www.barnesgroupinc.com.

Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2004 sales of $994.7 million: Barnes Distribution, an international, full-service distributor of maintenance, repair, operating, and production supplies; Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings, reed valves, shock discs, and injection-molded plastic components; and Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines. Over 5,900 dedicated employees at 60 locations worldwide contribute to Barnes Group Inc.'s success.

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by the Company; the Company's success in identifying and attracting customers in new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; uninsured claims; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes. The Company assumes no obligation to update any forward-looking statements contained in this release.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

Three months ended March 31,

2005	2004	% Change

As Restated (1)

Net sales	$273,730	$247,228	10.7

Cost of sales	175,748	162,111	8.4
Selling and administrative expenses	76,888	69,411	10.8

	252,636	231,522	9.1

Operating income	21,094	15,706	34.3

Operating margin	7.7%	6.4%

Other income	262	698	(62.6)

Interest expense	4,167	3,802	9.6
Other expenses	369	130	NM

Income before income taxes	16,820	12,472	34.9

Income taxes	4,037	2,861	41.1

Net income	$12,783	$9,611	33.0

Per common share:
Net income:
Basic	$.55	$.42	31.0
Diluted	.54	.40	35.0
Dividends	.20	.20	---

Average common shares outstanding:
Basic	23,300,210	22,975,586	1.4
Diluted	23,848,115	23,877,153	(0.1)

NM- not meaningful

Footnote:
(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

Three months ended March 31,

2005	2004	% Change

As Restated (1)

Net Sales

Barnes Distribution	$113,618	$106,524	6.7

Associated Spring	109,540	93,536	17.1

Barnes Aerospace	53,653	49,494	8.4

Intersegment sales	(3,081)	(2,326)	(32.5)

Total net sales	$273,730	$247,228	10.7

Operating profit (1)

Barnes Distribution	$5,935	$4,045	46.7

Associated Spring	9,366	7,562	23.9

Barnes Aerospace	5,793	4,492	29.0

Total operating profit	21,094	16,099	31.0

Interest income	145	287	(49.5)

Interest expense	(4,167)	(3,802)	9.6

Other net income (expense)	(252)	(112)	NM

Income before income taxes	$16,820	$12,472	34.9

NM- not meaningful

Footnote:
(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	March 31,	March 31,
	2005	2004

		As Restated (1)
Assets
Current assets
Cash and cash equivalents	$38,988	$32,274
Accounts receivable	154,580	138,476
Inventories	148,100	125,326
Deferred income taxes and prepaid expenses	39,903	36,672

Total current assets	381,571	332,748

Deferred income taxes	19,155	17,514
Property, plant and equipment	161,083	153,933
Goodwill	223,299	220,297
Other intangible assets, net	124,358	85,727
Other assets	53,025	57,957

	$962,491	$868,176

Liabilities and Stockholders' Equity
Current liabilities
Notes payable	$5,500	$ - -
Accounts payable	146,653	98,473
Accrued liabilities	72,125	71,716
Long-term debt-current	9,322	6,815

Total current liabilities	233,600	177,004

Long-term debt	267,395	251,528
Accrued retirement benefits	84,443	78,502
Other liabilities	18,035	27,567

Stockholders' equity	359,018	333,575

	$962,491	$868,176

Footnote:

(1) Restated to reflect the retroactive adjustment of changing the method of valuing certain U.S. inventories from LIFO to FIFO.